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                                                                    EXHIBIT 99.3





                                        October 29, 2003


The Board of Directors
PSB Group, Inc.
1800 East 12 Mile Road
Madison Heights, MI

The Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of PSB Group, Inc. ("PSBG") of the consideration to be paid for the purchase of shares of PSBG's common stock by PSBG from Nels Olson ("Transaction").

        As is more specifically set forth in the Agreement to Sell Stock and Mutual Release dated October 29, 2003 by and among PSBG and Nels Olson, PSBG has agreed to purchase 263,118 shares of PSBG common stock at a price of $23.3125 per share from Nels Olson.

        McConnell, Budd & Romano, Inc., as part of its investment banking business, is regularly engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, competitive bidding processes, market making as a NASD market maker, secondary distributions of listed securities and valuations for corporate, estate and other purposes.

         In arriving at our opinion, we have reviewed the Agreement to Sell Stock and Mutual Release. We have also reviewed publicly available business, financial and shareholder information relating to PSBG.

         In connection with the foregoing, we have (i) reviewed Peoples State Bank's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the four calendar years ended December 31, 2002 and PSBG's Quarterly Report on Form 10-Q and related unaudited financial information for the second quarter of 2003; (ii) reviewed certain internal financial information and financial forecasts, relating to the business, earnings, cash flows, assets and prospects of PSBG furnished to McConnell, Budd & Romano, Inc. by PSBG; (iii) held discussions with members of the senior management and board of PSBG concerning the past and current results of operations of PSBG, its current financial condition and management's opinion of its future prospects;
(iv) reviewed the historical record of reported prices, trading volume and dividend payments for PSBG common stock; (v) considered the current state of and future prospects for the economy of Michigan generally and the relevant market area for PSBG in particular; (vi) reviewed specific analysis models employed by McConnell, Budd & Romano, Inc. to evaluate




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potential impact of the share purchase on PSBG; and (vii) performed such other studies and analyses as McConnell, Budd & Romano, Inc. considered appropriate under the circumstances associated with this particular transaction.

        In the course of our review and analysis we considered, among other things, such topics as the historical and projected future earnings of PSBG, the anticipated future earnings per share, the capitalization and capital adequacy of PSBG, and the relative asset quality and apparent adequacy of the reserve for loan losses for PSBG. In addition, we considered the historical trading range, trading pattern and relative market liquidity of the common shares of PSBG. In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by PSBG and or otherwise publicly obtainable. In reaching our opinion we have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or the liabilities of PSBG, nor have we obtained from any other source, any current appraisals of the assets or liabilities of PSBG. We have also relied on the management of PSBG as to the reasonableness of various financial and operating forecasts and of the assumptions on which they are based, which were provided to us for use in our analyses.

        Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the consideration to be paid in the Transaction is fair to the shareholders of PSBG from a financial point of view.

                                          Very truly yours,

                                          /s/McConnell, Budd & Romano, Inc.

                                          McConnell, Budd & Romano, Inc.








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